Exhibit 99.1

SeaWorld Entertainment, Inc. Announces One New Addition to its Board of Directors

ORLANDO, Fla., Jan. 8, 2024 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld” or the “Company”), a leading theme park and entertainment company, today announced its Board of Directors (the “Board”) has elected Nathaniel J. Lipman to serve as a Director of the Company, effective January 2, 2024.

“We are pleased to welcome Nat to the Company’s Board,” said Scott Ross, Chairman of the SeaWorld Board and Managing Partner of Hill Path Capital. “Nat brings significant experience working with and helping to build tremendous value across many companies in the travel, leisure, hospitality and entertainment sectors. We look forward to the important contributions he will make as we continue to grow and improve the operating and financial performance of the Company and meaningfully increase value for all stakeholders.”

Mr. Lipman served as Executive Chairman of CX Loyalty Holdings, Inc. (“CX Loyalty,” a global provider of customer loyalty platforms and solutions), formerly known as Affinion Group Holdings, Inc. from 2012 until November 2015, and as President and Chief Executive Officer from October 2005 (when CX Loyalty was formed through the purchase of assets from Cendant Corporation (“Cendant”) by a coalition of investors) to 2012. Mr. Lipman continues to actively serve as Senior Advisor to CX Loyalty since 2015. Mr. Lipman joined Cendant in June 1999 as Senior Vice President, Corporate Development and Strategic Planning. After a series of increasing responsibilities in business development and marketing, Mr. Lipman served as President and Chief Executive Officer of Cendant’s domestic membership business, Trilegiant, from 2002 to April 2004, and served as President and Chief Executive Officer of the Cendant Marketing Services Division from April 2004 to 2005. Prior to Cendant, Mr. Lipman held various legal and finance roles since 1989, including roles that involved significant experience in the travel and entertainment industry, including roles with Planet Hollywood, Inc., House of Blues Entertainment, Inc., and The Walt Disney Company, amongst others. He also has significant experience serving as a director of both public and private companies, including prior service on the boards of directors of FTD. com, Redbox Automated Holdings, LLC, and Diamond Resorts International, Inc., amongst other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

Investors@SeaWorld.com

Media:

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com